UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: March 18, 2008

(Date of earliest event reported)

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

950 Tower Lane, Suite 900, Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

650.358.3456

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2008, SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”) granted to Friedhelm Blobel, Ph.D., the Company’s President, Chief Executive Officer and a member of the Company’s Board of Directors, an option to purchase 300,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan at an exercise price per share equal to the closing price on the NASDAQ Global Market of a share of the Company’s common stock on March 18, 2008 (the “Option”). The Option has a term of 10 years and is a nonstatutory option. The Option will vest, provided Dr. Blobel is still employed by the Company, upon the Company’s common stock trading publicly after March 17, 2008 for at least 30 consecutive calendar days at or greater than a target closing price per share as reported on the NASDAQ Global Market (a “Trading Price Goal”), of (a) $4.50 on or before June 2, 2009 for 50,000 shares, (b) $6.00 on or before June 2, 2010 for 50,000 shares, (c) $8.00 on or before June 2, 2011 for 50,000 shares, (d) $10.00 on or before June 2, 2012 for 50,000 shares, (e) $12.00 on or before June 2, 2013 for 50,000 shares, and (f) $14.00 on or before June 2, 2014 for 50,000 shares, each price as adjusted for stock dividends, stock splits or similar changes in the Company’s capital structure. If a Trading Price Goal is not achieved on or before the respective target dates (06/02/2009, 06/02/2010, 06/02/2011, 06/02/2012, 06/02/2013 and 06/02/2014), the corresponding portion of the Option will not vest and will terminate upon such date.

Item 9.01.	Financial Statements and Exhibits

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2008	/s/ Richard A. Waldron
Richard A. Waldron
Executive Vice President and Chief Financial Officer